Exhibit 5.1
Molina Healthcare, Inc.
Opinion of General Counsel
November 12, 2010
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, CA 90802
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     I am the Senior Vice President-General Counsel and Secretary for Molina Healthcare, Inc., a Delaware corporation (the “Company”). In connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,026,690 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), which may be issued by the Company pursuant to the Company’s 2002 Equity Incentive Plan and 2002 Employee Stock Purchase Plan (collectively, the “Plans”), I have examined instruments, documents, and records that I deemed relevant and necessary to form the basis of my opinion, and I am of the opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid, and nonassessable.
     This opinion letter is limited to the effect of the General Corporation Law of the State of Delaware, the laws of the State of California and the federal laws of the United States, as in effect on the date of this opinion letter, and I express no opinion as to the applicability or effect of any laws of any other jurisdictions.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,
/s/ Jeff D. Barlow
Jeff D. Barlow Senior Vice President-General Counsel and Secretary